UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RAND CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
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On April 2, 2020, Rand Capital Corporation issued the following press release:

NEWS RELEASE

2200 Rand Building • Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Announces Virtual Participation and Location Change for Annual Meeting of Shareholders

BUFFALO, NY, April 2, 2020 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or “Rand Capital” or the “Company”), a business development company, today announced virtual participation and a change in the location for its Annual Meeting of Shareholders to be held on Wednesday, April 22, 2020 at 10:30 a.m. Eastern Time. Due to the rapidly evolving public health concerns relating to the coronavirus, or COVID-19, the site at which the Company was hosting its Annual Meeting was closed until further notice. As a result, Rand Capital has arranged for virtual participation at its 2020 Annual Meeting of Shareholders and moved the physical location of the Annual Meeting to the Offices of Hodgson Russ LLP, 140 Pearl Street, Suite 100, Buffalo, NY 14202.

Shareholders as of the close of business on March 6, 2020, which is the record date for the Annual Meeting, are strongly discouraged from attending the meeting in person and can attend the meeting virtually via http://www.viewproxy.com/rand/2020. Further information regarding the change of location of the Annual Meeting can be found in the Notice of Change of Location of Annual Meeting of Shareholders filed by Rand Capital with the Securities and Exchange Commission on April 2, 2020.

Given the fluid nature of the situation regarding the COVID-19 virus, the Annual Meeting may be converted to a virtual-only meeting at a future date, if permitted by applicable law, or the Company may impose additional procedures or limitations on meeting attendees. If Rand Capital decides to further modify the structure of its Annual Meeting, the Company will announce the decision to do so in advance by press release which will also be filed with the Securities and Exchange Commission and made available at https://ir.randcapital.com.

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is an externally-managed Business Development Company (BDC) with a wholly-owned subsidiary licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand invests in early to later stage businesses that have sustainable, differentiated and market-proven products, revenue of more than $2 million and a path to free cash flow or up to $5 million in EBITDA. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management LLC. Additional information can be found at the Company’s website where it regularly posts information: https://www.randcapital.com/.

Contacts:

Company:	Investors:
Allen F. (“Pete”) Grum	Deborah K. Pawlowski / Karen L. Howard
President and CEO	Kei Advisors LLC
Phone: 716.853.0802	Phone: 716.843.3908 / 716.843.3942
Email: pgrum@randcapital.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

####

On April 2, 2020, Rand Capital Corporation began distributing the following Notice of Change of Location of Annual Meeting of Shareholders to be Held on April 22, 2020:

Rand Capital Corporation

2200 Rand Building

Buffalo, New York 14203

NOTICE OF CHANGE OF LOCATION
OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2020

Dear Shareholders:

Due to the rapidly evolving public health concerns relating to the coronavirus, or COVID-19, the site at which we were hosting our Annual Meeting has been closed until further notice. We support their decision and wish to protect the health and well-being of our shareholders and partners. For that reason, we have arranged for virtual participation at our 2020 Annual Meeting of Shareholders, which is to be held on Wednesday, April 22, 2020 at 10:30 a.m. Eastern Time, and have moved the physical location of the Annual Meeting to the Offices of Hodgson Russ LLP, 140 Pearl Street, Suite 100, Buffalo, NY 14202.

In light of ongoing health concerns related to the spread of COVID-19, we STRONGLY DISCOURAGE ATTENDING THE MEETING IN PERSON and encourage you to participate in the Annual Meeting virtually via the internet by registering at this link: http://www.viewproxy.com/rand/2020.

As described in the proxy statement for the Annual Meeting filed on March 17, 2020, the record date for the meeting is March 6, 2020. You are entitled to participate in and vote at the Annual Meeting if you were a shareholder of record as of the record date or hold an appropriate legal proxy for the Annual Meeting provided by your broker, bank or other nominee. You will be able to attend and participate virtually in the Annual Meeting at http://www.viewproxy.com/rand/2020.

Whether or not you plan to attend the Annual Meeting by virtual means, we urge you to vote and submit your proxy in advance of the Annual Meeting. If applicable, you may vote online during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

Given the fluid nature of the situation regarding the COVID-19 virus, the Annual Meeting may be converted to a virtual-only meeting at a future date, if permitted by applicable law, or we may impose additional procedures or limitations on meeting attendees. If we decide to further modify the structure of our Annual Meeting, we will announce the decision to do so in advance by press release which will also be filed with the Securities and Exchange Commission and made available at https://ir.randcapital.com.

We genuinely hope you will be a virtual meeting participant at our Annual Meeting and thank you for your investment and interest in Rand Capital.

Sincerely,

Allen F. “Pete” Grum
President and Chief Executive Officer

Buffalo, New York

April 2, 2020

The Company’s proxy statement is available on our Investor Relations website at https://ir.randcapital.com. Additionally, Company shareholders who have questions about the proxy statement or voting their shares should contact Alliance Advisors, which is assisting with the virtual portion of the Annual Meeting, at 1-866-612-8937.